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                                  EXHIBIT 11
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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
                                                            Year Ended     Three Months
                                                           December 31,   Ended March 31,
                                                               1995           1996
                                                           ------------   ---------------

Net income available to common stockholders                 $  565,189      $   85,820
Accrued dividends on preferred stock                           478,000          82,346
                                                            ----------      ----------
Net income for computing pro forma net income per share      1,043,189         168,166
                                                            ==========      ==========
Pro forma weighted average common shares outstanding
  assuming conversion of all preferred stock                 2,920,735       3,987,491

Shares of common stock assumed to be issued upon
  exercise of common stock options and warrants to
  purchase common stock using treasury stock method,
  including "cheap" options and warrants as outstanding
  for all periods                                              450,665         457,509
                                                            ----------      ----------
Weighted average number of common and common
  equivalent shares outstanding during the period            3,371,400       4,445,000
                                                            ==========      ==========
Pro forma net income per share                              $     0.31      $     0.04
                                                            ==========      ==========
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